EXHIBIT 99

P R E S S R E L E A S E

RELEASE DATE:	CONTACT:

October 21, 2013	CHARLES P. EVANOSKI
GROUP SENIOR VICE PRESIDENT
CHIEF FINANCIAL OFFICER
(724) 758-5584

FOR IMMEDIATE RELEASE

ESB FINANCIAL CORPORATION ANNOUNCES
INCREASED THIRD QUARTER EARNINGS

Ellwood City, Pennsylvania, October 21, 2013 – ESB Financial Corporation (Nasdaq: ESBF), the parent company of ESB Bank, today announced earnings for the quarter ended September 30, 2013 of $0.23 per diluted share on net income of $4.0 million as compared to earnings of $0.22 per diluted share on net income of $3.9 million for the quarter ended September 30, 2012, a 4.6% increase in net income per diluted share. The Company’s annualized return on average assets and average equity were 0.84% and 8.69%, respectively, for the quarter ended September 30, 2013, compared to 0.80% and 8.15%, respectively, for the quarter ended September 30, 2012.

For the nine month period ended September 30, 2013, the Company realized earnings of $0.66 per diluted share on net income of $11.6 million compared to earnings of $0.66 per diluted share on net income of $11.4 million for the same period in the prior year.  The Company’s annualized return on average assets and average equity were 0.81% and 8.10%, respectively, for the nine months ended September 30, 2013, compared to 0.77% and 8.05%, respectively, for the nine months ended September 30, 2012.

Charlotte A. Zuschlag, President and Chief Executive Officer of the Company, stated, “The Board of Directors, senior management and I are pleased with the earnings for the quarter and nine month period ended September 30, 2013. We have been successful and prudent in managing our net interest rate margin during this difficult interest rate environment while protecting our asset quality and our future earnings potential. We continue to experience growth in our core deposits which assists in reducing our cost of funds. Our deposits have grown $54.4 million, or 4.6%, since December 2012. This growth has allowed us to decrease our wholesale borrowings and manage our cost of funds which has declined 33 basis points since December 2012.”  Ms. Zuschlag continued by stating, “Management will continue to strive to pursue growth opportunities that will provide a sound investment return to our shareholders.” She added, “Our philosophy will continue to manage the net interest margin without compromising asset quality or future earnings potential while continuing to offer quality products to our customers.”

Press Release

October 21, 2013

Consolidated net income increased $37,000, or 0.9%, to $4.0 million for the quarter ended September 30, 2013, compared to $3.9 million for the same period in the prior year.  This increase was primarily the result of an increase in net interest income of $57,000 and decreases in provision for loan losses and provision for income taxes of $275,000 and $30,000, respectively, partially offset by a decrease in noninterest income of $20,000, as well as increases in noninterest expense and net income attributable to noncontrolling interest of $252,000 and $53,000, respectively.

Consolidated net income for the nine month period ended September 30, 2013, as compared to the nine month period ended September 30, 2012, increased $161,000, or 1.4%, to $11.6 million compared to $11.4 million for the same period in the prior year. This increase was primarily the result of an increase in noninterest income of $529,000, as well as decreases in provision for loan losses, noninterest expense and net income attributable to noncontrolling interest of $550,000, $294,000 and $65,000, respectively. These increases to income were partially offset by a decrease in net interest income of $1.2 million and an increase in provision for income taxes of $93,000.  The decrease in net interest income for the period ended September 30, 2013 was primarily the result of a decrease in interest income of $6.9 million, partially offset by a decrease in interest expense of $5.7 million.

Non-interest income for the nine month period ended September 30, 2013 as compared to September 30, 2012 increased by $529,000, or 10.8%, as a result of an increase of approximately $589,000 due to an increase in market value of the Company’s interest rate caps of approximately $51,000, compared to a write-down of $538,000 during the nine months ended September 30, 2012. Additionally, net gain on sale of securities increased $61,000 and other income increased $83,000 during the nine months ended September 30, 2013 compared to the 2012 period. Offsetting these increases was a decrease in income from real estate joint ventures of $236,000 during the nine months ended September 30, 2013 compared to the 2012 period.

Non-interest expense for the nine month period ended September 30, 2013, as compared to the nine months ended September 30, 2012, decreased by $294,000, primarily due to decreases to federal deposit insurance premiums and other expenses of $165,000 and $405,000, respectively, partially offset by increases in compensation and employee benefits of $355,000.  Other expenses include costs incurred on the Company’s real estate owned (REO) properties that decreased during the nine month period ended September 30, 2013 as compared to the nine months ended September 30, 2012.

The Company’s total assets decreased by $28.2 million, or 1.5%, during the nine month period ended September 30, 2013 to $1.90 billion. This decrease resulted primarily from decreases in securities available for sale, accrued interest receivable, Federal Home Loan Bank stock, premises and equipment, real estate acquired for foreclosure, real estate held for investment and intangible assets of $43.4 million, or 3.9%, $486,000, or 6.0%, $1.4 million, or 9.4%, $784,000, or 5.5%, $464,000, or 19.0%, $3.0 million, or 29.6% and $136,000, or 45.0%. These decreases were partially offset by increases in cash and cash equivalents, loans receivable, bank owned life insurance, securities receivable and prepaid expenses and other assets of $4.8 million, or 31.7%, $11.6 million, or 1.7%, $435,000, or 1.4%, $42,000, or 3.3%, and $4.5 million, or 68.0%.  Total non-performing assets decreased to $8.8 million at September 30, 2013 compared to $10.0 million at December 31, 2012 and non-performing assets to total assets were 0.46% at September 30, 2013 compared to 0.52% at December 31, 2012. The decrease in non-performing assets of approximately $1.2 million, or 12.0%, was primarily the result of decreases in nonperforming loans, real estate acquired for foreclosure, repossessed vehicles and troubled debt restructuring of $359,000, $464,000, $111,000 and $256,000, respectively. The Company’s total liabilities decreased $19.8 million, or 1.1%, to $1.71 billion at September 30, 2013 from $1.73 billion at December 31, 2012. This decrease resulted primarily from decreases to borrowed funds, advance payments by borrowers for taxes and insurance, accounts payable for land development and accrued expenses and other liabilities of $72.6 million, or 13.7%, $1.1 million, or 42.6%, $364,000, or 17.9% and $56,000, or 0.3%, respectively.  These decreases were partially offset by an increase in deposits of $54.4 million, or 4.6%.   Total stockholders’ equity decreased $8.5 million, or 4.4%, to $186.3 million at September 30, 2013 from $194.8 million at December 31, 2012. The decrease to stockholders’ equity was primarily the result of a decrease in accumulated other comprehensive income of $16.4 million, or 65.4%, partially offset by increases in additional paid in capital and retained earnings of $110,000, or 0.1% and $6.6 million, or 7.4%, respectively and decreases in treasury stock and unearned employee stock ownership plan of $643,000, or 3.4%, and $762,000, or 24.3%, respectively.  Accumulated other comprehensive income, which includes the fair value adjustment on the securities portfolio, decreased primarily due to an increase in the interest rate on the ten year Treasury of approximately 85 basis points since December 31, 2012.  Average stockholders’ equity to average assets was 9.99%, and book value per share was $10.55 at September 30, 2013 compared to 9.67% and $11.07, respectively, at December 31, 2012.

Press Release

October 21, 2013

ESB Financial Corporation is the parent holding company of ESB Bank and offers a wide variety of financial products and services through 23 offices in the contiguous counties of Allegheny, Lawrence, Beaver and Butler in Pennsylvania.  The common stock of the Company is traded on The Nasdaq Stock Market under the symbol “ESBF”. We make available on our website, which is located at http://www.esbbank.com, our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, on the date which we electronically file these reports with the Securities and Exchange Commission.  Investors are encouraged to access these reports and the other information about our business and operations on our website.

This news release contains certain forward-looking statements with respect to the financial condition, results of operations and business of the Company.  Forward-looking statements are subject to various factors which could cause actual results to differ materially from these estimates.  These factors include, but are not limited to, changes in general economic conditions, interest rates, deposit flows, loan demand, competition, legislation or regulation and accounting principles, policies or guidelines, as well as other economic, competitive, governmental, regulatory and accounting and technological factors affecting the Company’s operations.

Press Release

October 21, 2013

ESB FINANCIAL CORPORATION AND SUBSIDIARIES
Financial Highlights
(Dollars in Thousands - Except Per Share Amounts)
(unaudited)

OPERATIONS DATA:
	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2013	2012	2013	2012

Interest income	$16,078	$17,943	$48,512	$55,403
Interest expense	5,246	7,168	16,915	22,622
Net interest income	10,832	10,775	31,597	32,781
Provision for loan losses	75	350	300	850
Net interest income after provision for loan losses	10,757	10,425	31,297	31,931
Noninterest income	1,617	1,637	5,427	4,898
Noninterest expense	7,500	7,248	22,167	22,461
Income before provision for income taxes	4,874	4,814	14,557	14,368
Provision for income taxes	763	793	2,530	2,437
Net income	4,111	4,021	12,027	11,931
Less: Net income attributable to noncontrolling interest	140	87	466	531
Net income attributable to ESB Financial Corporation	$3,971	$3,934	$11,561	$11,400

Net income per share:
Basic	$0.23	$0.23	$0.67	$0.66
Diluted	$0.23	$0.22	$0.66	$0.66

Net interest margin	2.69%	2.61%	2.62%	2.62%
Annualized return on average assets	0.84%	0.80%	0.81%	0.77%
Annualized return on average equity	8.69%	8.15%	8.10%	8.05%

FINANCIAL CONDITION DATA:
			As of:
			09/30/13	12/31/12

Total assets			$1,899,383	$1,927,614
Cash and cash equivalents			19,839	15,064
Total investment securities			1,067,401	1,110,776
Loans receivable, net			683,704	672,086
Customer deposits			1,232,434	1,178,057
Borrowed funds (includes subordinated debt)			458,353	530,949
Stockholders' equity			186,324	194,800
Book value per share			$10.55	$11.07

Average equity to average assets			9.99%	9.67%
Allowance for loan losses to loans receivable			0.95%	0.97%
Non-performing assets to total assets			0.46%	0.52%
Non-performing loans to total loans			0.96%	1.07%